SABRA HEALTH CARE REIT, INC.
2013 BONUS PLAN
This Sabra Health Care REIT, Inc. 2013 Bonus Plan (this “Bonus Plan”) sets forth the terms of the fiscal 2013 annual incentive bonus opportunity for employees selected to participate in this Bonus Plan (each, a “Participant”). For Participants who are expected to be impacted by the deductibility limits of Section 162(m) (“Section 162(m)”) of the United States Internal Revenue Code of 1986, as amended (the “Code”), this Bonus Plan is intended to provide bonuses that qualify as performance-based compensation within the meaning of Section 162(m). With respect to Participants who are expected to be impacted by the deductibility limits of Section 162(m), this Bonus Plan is adopted under Section 5.2 of the Sabra Health Care REIT, Inc. 2009 Performance Incentive Plan (the “Plan”), and bonuses payable under this Bonus Plan to such Participants shall be subject to all of the terms and conditions of the Plan applicable to Performance-Based Awards. Capitalized terms are defined in the Plan if not defined herein.

1.	ADMINISTRATION
This Bonus Plan shall be administered by the Compensation Committee of the Board (the “Committee”), which shall consist solely of two or more members of the Board who are “outside directors” within the meaning of Section 162(m). The Committee shall act as the Administrator of this Bonus Plan, and shall have all of the administrative authority and powers with respect to this Bonus Plan as specified in the Plan.

2.	AWARDS
Each Participant will be granted an “Award” under this Bonus Plan. Each Award granted to a Participant represents the opportunity to receive a payment for the Corporation’s 2013 fiscal year (the “Performance Period”) determined under the terms and conditions of this Bonus Plan (a “Bonus”). The Committee shall establish the target amount of each Participant’s Bonus prior to or during the first ninety (90) days of the Performance Period, although the target Bonus amount for Participants selected to participate in this Bonus Plan after this period may be established at a later date. For Participants other than the Section 162(m) Officers (as defined below), the Committee may delegate to the Corporation’s President and Chief Executive Officer the authority to establish the target amount of each such Participant’s Bonus.

3.	SECTION 162(M) PERFORMANCE REQUIREMENTS

3.1
EPS Performance Goal. Notwithstanding any other provisions of this Bonus Plan, no Bonus shall be paid to any of Richard K. Matros, Harold W. Andrews, Jr. or Talya Nevo-Hacohen (each, a “Section 162(m) Officer”) unless the Corporation achieves an EPS target of $0.50 for the Performance Period (the “EPS Target”). If the Corporation fails to achieve the EPS Target, no Bonuses shall be paid to any Section 162(m) Officers, and all of their rights under this Bonus Plan will automatically terminate. For purposes of this Bonus Plan, “EPS” means the Corporation’s basic earnings per common or common equivalent share as determined on a consolidated basis in accordance with generally accepted accounting principles as applied in the Corporation’s financial reporting. When determining EPS, the Committee shall make adjustments to the EPS Target to eliminate the effect of (i) discontinued operations, (ii) the purchase or disposition of a business, or (iii) any change in accounting policies or practices.

3.2	Maximum Bonus Amounts. If the Corporation achieves the EPS Target, the maximum Bonus payable to any Section 162(m) Officer shall be as follows:

◦
For the Corporation’s President and Chief Executive Officer, the maximum Bonus shall equal the greater of (1) $1,500,000 and (2) the aggregate value of (x) on the date the Bonus is paid, a fixed number of shares of Common Stock determined by dividing $1,500,000 by the closing price of our Common Stock on December 31, 2012, plus (y) the aggregate amount of any ordinary cash dividends paid on such number of shares for which the record date is between January 1, 2013 and the date the Bonus is paid; and

◦
For all other Section 162(m) Officers, the maximum Bonus shall equal the greater of (1) $700,000 and (2) the aggregate value of (x) on the date the Bonus is paid, a fixed number of shares of Common Stock determined by dividing $700,000 by the closing price of our Common Stock on December 31, 2012, plus (y) the aggregate amount of any ordinary cash dividends paid on such number of shares for which the record date is between January 1, 2013 and the date the Bonus is paid.
In no case, however, shall the amount of any Section 162(m) Officer’s Bonus exceed the applicable limit set forth in Section 5.2.3 of the Plan.

3.3
Negative Discretion. For the avoidance of doubt, the Committee may exercise negative discretion by reducing the amount of the Bonus payable to any Section 162(m) Officer from the maximum potential Bonus amounts specified in Section 3.2. The determination of Bonus amounts for Section 162(m) Officers pursuant to the other provisions of this Bonus Plan shall be considered such an exercise of negative discretion. For purposes of clarity, no such reduction shall increase the amount of the maximum Bonus payable to any other Section 162(m) Officer.

4.	COMPLETED ACQUISITIONS PERFORMANCE CRITERIA
Subject to the limits of Section 3 and the provisions of this Section 4, the amount of each Participant’s Bonus shall be based upon the U.S. dollar value of real property acquisitions and investments for the Corporation’s portfolio completed during the Performance Period (“Acquisitions”) as a percentage of the targeted dollar value of Acquisitions established for the Performance Period as follows:

Percentage of Targeted Dollar Value of Acquisitions Attained (%)	Percentage of Target Bonus Becoming Payable as a Bonus (%)
Threshold Level	50%
First Intermediate Level	75%
100% (Target Level)	100%
Second Intermediate Level	125%
Maximum Level	175%
If the dollar value of Acquisitions attained is between the threshold level and the first intermediate level, between the first intermediate level and the target level, between the target level and the second intermediate level, or between the second intermediate level and the maximum level, the percentage of each Participant’s target bonus amount becoming payable as a Bonus shall be pro-rated on a straight-line basis between the closest two percentages listed in the table above. The Committee shall establish the threshold, all intermediate, the target and the maximum levels of Acquisitions for the Performance Period prior to or during the first ninety (90) days of the Performance Period.
Notwithstanding the other provisions of this Section 4, the Committee has discretion to reduce (but not increase) the Bonus otherwise payable to any one or more Participants based on the dollar value of Acquisitions attained. The Committee may exercise such discretion on any basis it deems appropriate.

5.	NEWLY-HIRED PARTICIPANTS

If any Participant is selected to participate in this Bonus Plan after the first quarter of the Performance Period has elapsed, the Committee shall have the discretion to make appropriate pro-rata adjustments to the target amount of the Participant’s Bonus, the dollar value of Acquisitions targets contained in Section 4 and to any of the other terms and conditions of this Bonus Plan.

6.	COMMITTEE DETERMINATION AND CERTIFICATION
As soon as practicable after the end of the Performance Period, the Committee shall determine the amount of the Corporation’s EPS attained for the Performance Period and the dollar value of Acquisitions attained for the Performance Period. At this time, the Committee shall also determine the amount of each Participant’s Bonus payable pursuant to this Bonus Plan. No Bonus shall be paid to a Section 162(m) Officer unless and until the Committee has certified, by resolution or other appropriate action in writing, (1) that the EPS Target has been achieved, (2) the dollar value of Acquisitions attained for the Performance Period as a percentage of the targeted dollar value of Acquisitions established for the Performance Period, (3) the amount of the Bonus earned by each Section 162(m) Officer and (4) that any other material terms previously established by the Committee or set forth in this Bonus Plan applicable to the Bonus were in fact satisfied.

7.	CONTINUED EMPLOYMENT REQUIREMENT
Unless otherwise provided in a Participant’s employment agreement with the Corporation, a Participant must remain continuously employed by the Corporation or one of its Subsidiaries through the last day of the Performance Period in order for any Bonus to become payable pursuant to this Bonus Plan. Unless otherwise provided in a Participant’s employment agreement with the Corporation, if a Participant terminates employment with the Corporation or one of its Subsidiaries for any reason prior to the last day of the Performance Period, all of the Participant’s rights under this Bonus Plan will automatically terminate.

8.	PAYMENT OF BONUSES
Any Bonuses becoming payable pursuant to this Bonus Plan shall be paid to each Participant as soon as practicable following the end of the Performance Period and, for Section 162(m) Officers, after the Committee’s certification described in Section 6 above, with all Bonuses to be paid no later than March 11, 2014. For any Participant who failed to make any election with respect to this Bonus Plan or who previously elected to receive payment of any Bonus becoming payable pursuant to this Bonus Plan in cash, his or her Bonus shall be paid in cash. For any Participant who previously elected to receive payment of any Bonus becoming payable pursuant to this Bonus Plan in shares of Common Stock, his or her Bonus shall be paid in a number of shares of Common Stock equal to (x) the amount of the Bonus divided by (y) the closing price of a share of Common Stock on December 31, 2012 (such number of shares, the “Earned Shares”). As part of the Participant’s Bonus, any Participant receiving payment in shares of Common Stock shall also be paid an additional number of shares of Common Stock equal to (1) the aggregate amount of any ordinary cash dividends paid on the Earned Shares for which the record date is between January 1, 2013 and the date the Earned Shares are paid divided by (2) the closing price of a share of Common Stock on the date immediately preceding the date the Earned Shares are paid.

9.	ADJUSTMENTS
Any Awards granted under this Bonus Plan, together with any shares of Common Stock payable pursuant to this Bonus Plan, shall be subject to the adjustment and corporate transaction provisions of Section 7 of the Plan.

10.	RECOUPMENT OF BONUS PAYMENTS
Any Bonuses becoming payable pursuant to this Bonus Plan shall be subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Bonuses or any shares of Common Stock or other cash or property received with respect to the Bonuses (including any value received from a disposition of the shares acquired upon payment of the Bonuses).

11.	GENERAL PROVISIONS

11.1	Rights of Participants.

(a)
No Right to Continued Employment. Nothing in this Bonus Plan (or in any other documents evidencing any Award under this Bonus Plan) will be deemed to confer on any Participant any right to continue in the employ of the Corporation or any Subsidiary or interfere in any way with the right of the Corporation or any Subsidiary to terminate his or her employment at any time.

(b)
Bonus Plan Not Funded. No Participant or other person will have any right or claim to any specific funds, property or assets of the Corporation by reason of any Award hereunder. To the extent that a Participant or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

11.2
Force and Effect. The various provisions herein are severable in their entirety. Any determination of invalidity or unenforceability of any one provision will have no effect on the continuing force and effect of the remaining provisions.

11.3	Governing Law. This Bonus Plan will be construed under the laws of the State of Maryland.

11.4	Construction.

(a)
Section 162(m). It is the intent of the Corporation that, with respect to any Section 162(m) Officers, this Bonus Plan, Awards and Bonuses paid hereunder will qualify as performance-based compensation or will otherwise be exempt from deductibility limitations under Section 162(m). Any provision, application or interpretation of this Bonus Plan inconsistent with this intent to satisfy the standards in Section 162(m) shall be disregarded.

(b)
Section 409A. It is intended that Awards granted and Bonuses paid under this Bonus Plan qualify as “short-term deferrals” within the meaning of the guidance provided by the Internal Revenue Service under Section 409A of the Code and this Bonus Plan shall be interpreted consistent with that intent.

11.5
Tax Withholding. Any Bonuses becoming payable pursuant to this Bonus Plan shall be subject to the Corporation’s tax withholding rights in Section 8.5 of the Plan. With respect to any Participant who receives payment of any Bonus becoming payable pursuant to this Bonus Plan in shares of Common Stock, the Participant’s previous tax withholding election (if any) under the Plan shall apply to any shares of Common Stock that are paid, and shall determine whether the Corporation satisfies its withholding obligations by requiring the Participant to pay or provide for cash payment or by reducing the number of shares otherwise deliverable.

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